Exhibit 99.1

SendTec and Come&Stay jointly announce Come&Stay

to acquire RelationServe Access Inc.

Paris, France & Tampa, Florida- June 6, 2006-- Come & Stay (Alternext Paris ALCSY) and RelationServe Media, Inc. (OTCBB: RSVM) soon to be renamed SendTec, Inc. jointly announced today that Come & Stay has entered into a definitive agreement to acquire the assets of RelationServe Access Inc, a Fort Lauderdale based provider of permission-based email advertising solutions.

The all cash transaction is expected to close within one week following receipt of approval of RelationServe Media’s debt holders.

SendTec CEO Paul Soltoff commented, “the sale of RelationServe Access to Come & Stay is part of a larger corporate plan. Following the closing we will immediately rename our company SendTec, Inc. and will seek approval of the NASD to change our OTCBB symbol to reflect our new identity.” “This sale to a perfectly suited transatlantic company has allowed us to achieve value for our shareholders while renewing our focus on the profitable SendTec business that was merged into RelationServe Media in February 2006.”

Come & Stay CEO Carole Walter said, "The acquisition provides exciting opportunities to extend our dominance of the direct response Automotive and Rental segments in France to North America. As one of the fastest growing and most profitable direct marketing providers in Europe, we look forward to leveraging the blue chip client base and solid management team of RelationServe Access. Come & Stay forecasts added 2006 turnover of $6 million from the acquisition, and 140 million strong opt-in multi-channel data base, making RelationServe Access ideally suited to serve as our springboard into the USA.” CEO Carole Walter continued, “Following the acquisition, Come & Stay, will be positioned to serve International Customer needs in both Europe and North America and leverage its high growth and profitability model on a bn$ 1.5 market” The merged entities count among it clients a large list of Fortune 500 companies such as GE, BMW, Carrefour, Microsoft and Citibank, which it will now be able to serve locally on a transatlantic basis, fueling the rapid and steady growth that Come & Stay has enjoyed since it inception.”

About Come & Stay SA (www.comeandstay.com)

Founded in 2000, Come&Stay is a leading European provider of email advertising solutions with operations in France and the UK. Come&Stay offers the biggest advertisers state of the art interactive marketing solutions for their prospecting and loyalty operations. Come&Stay is publicly traded on Alternext by Euronext® Paris.

About SendTec (www.sendtec.com)

SendTec provides a range of integrated and technology-based services for leading multi-channel marketers including search engine marketing, online pay-for-performance media and direct response television advertising. Its services are positioned to improve advertising ROI across online and offline marketing channels. Core to SendTec’s success is SearchFactz™, a technology enabled search engine marketing solution that improves the bidding process through providing automated alerts to tactical direct marketers who then make bidding and marketing decisions to dramatically improve ROI and conversion volume. This full-service SEM solution, as well as SendTec’s other services, includes strategic direct response consulting, expert copywriting, creative services and analytics to maximize advertising success.

Contact:

Grégory Chapron

CFO

Tel : + 33 1 42 84 96 96

investisseur@comeandstay.com

Donald Gould

CFO SendTec.

727-576-6630

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

Safe Harbor Statement under the Private Securities Litigation reform Act of 1995: Forward-looking statements often are proceeded by words such as "believes", "expects", "may", "anticipates", "plans", "intends", "assumes", "will" or similar expressions. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. RelationServe Media's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. The statements that are not historical facts contained in this press release are "forward-looking statements" that involve certain risks and uncertainties, including, but not limited to, risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, the effectiveness, probability and marketability of such products, the ability to protect proprietary information, the impact of current, pending or future legislation and regulation on the electronic marketing industry, the impact of competitive products or pricing, technological changes, the effect of general economic and business conditions and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.